Exhibit A

ALEX KATZ

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), executed on this 20th day of July, 2006 (the “Effective Date”), by and between Jordan 1 Holdings Company, a Delaware corporation (the “Company”), and Alex Katz (“Consultant” or “Katz”).

WHEREAS, Consultant wishes to provide services to the Company, and the Company wishes to engage Consultant in such capacity; and

WHEREAS, the parties believe it to be in their mutual interest to set forth in writing the terms and conditions of Consultant’s services for the Company; and

WHEREAS, this Agreement shall govern the relationship between the parties from and after the date hereof.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1.  Recitals. The above recitals are true and correct and fully incorporate herein and form an integral part of this Agreement.

2.  Engagement. The Company hereby retains Consultant and Consultant hereby agrees to act as a consultant to the Company. Consultant shall perform such services for the Company as may be assigned to him by the Company’s chief executive officer or such other senior executive officer as shall be determined by the Company’s board of directors from time to time (the “Consulting Services”) including, but not limited to, the services specified in Appendix A to this agreement. The Consultant shall exercise his own reasonable judgment and employ such means as he, in good faith, determines are reasonable in performing the Consulting Services, and the Company will not exercise any control over the methods or means employed by the Consultant in performing the Consulting Services; provided, that Consultant shall comply with the Company’s code of ethics and general policies. The Consulting Services shall be performed at such times and at such locations as Consultant shall determine. Consultant shall provide the servies of Alex Katz (“Katz”).

3.  Independent Contractor Status. It is understood and agreed that in the performance of the Consulting Services by the Consultant hereunder, it is acting as an independent contractor and not in any way as an employee or agent of the Company. Neither Consultant nor any employee of Consultant shall have any power to make any commitment on behalf of the Company or to execute any document, instrument, letter or intent or any formal or informal undertaking on behalf of the Company. The Consultant may be required upon request of the Board, to submit to the Company written or oral reports regarding his activities. Employees of the Consultant and others retained by the Consultant are not employees of the Company for purposes of worker’s compensation, unemployment insurance, medical, disability and group life insurance and they are not eligible to participate in any welfare, pension, profit sharing or fringe benefit plan or arrangement of the Company. Consultant shall maintain such workers compensation, disability and other insurance as may be required by law and shall, at the request of the Company, provide the Company with evidence of such insurance.

4.  Term. This Agreement shall commence on the Effective Date and shall expire on the fifth (5th) anniversary of the Effective Date (the “Term”); except, however:

A.  if as of one hundred fifty (150) days before the end of the Term neither the Company nor Consultant has given the other written notice that it has declined to renew this Agreement at the end of the Term, the Term (which includes any renewal period pursuant to this clause (a) of Section 4) shall automatically renew on for an additional year (i.e., so that, absent 150 days’ prior written notice, the Term shall automatically renew on a year-to-year basis) until the close of business on the following anniversary of the Effective Date, and

B.  notwithstanding anything herein to the contrary, the Term shall be subject to early termination as provided in Section 12 hereof.

5.  Compensation

A.  Base Compensation. For all services rendered during the Term by Consultant to the Company, Consultant shall receive base compensation (“Base Compensation”) determined as follows: (i) until the first anniversary of the Effective Date, the Base Compensation shall be $180,000.00 per annum; and (ii) on each anniversary of the Effective Date, the Base Compensation for the ensuing year shall be increased in proportion to the increase in the Consumer Price Index All Items for All Urban Consumers New York-Northern New Jersey-Long Island, NY-NJ-PA-CT with Base of (1982-1984=100) published by the United States Department of Labor and Statistics (“CPI”) as measured from the preceding anniversary of the Effective Date. For purposes of the preceding sentence, if the CPI is not published as of a given date, as of the most recent date on which such index has been published; however, if publication of the CPI is discontinued, the parties hereto shall accept comparable statistics on the cost of living for the New York, New York area as computed and published by an agency of the United States government, or if no such agency computes and publishes such statistics, by any regularly published national financial periodical that does compute and publish such statistics. In addition, the Base Salary shall be reviewed periodically by the Company’s board of directors (the “Board”) and shall be increased on a merit basis as determined by the Board. The Company shall pay Consultant the Base Compensation in twenty-four (24) equal semi-monthly payments, with such payments to be made on every 15th and every 30th of the month (except the second payment in the month of February shall be paid on the 28th) (each such date on which payment is due, a “Payment Date”) throughout the Term, starting with the first Payment Date after the Effective Date.

B. Bonus Payments and Additional Compensation. Throughout the Term, if Board of Directors shall determine that Consultant shall be entitled to any bonus compensation, options or other equity grants, such determination shall be made by a compensation committee comprised of independent directors of the Company.

6.  Facilities. Throughout the Term, Consultant shall be furnished with such facilities and services as are adequate and sufficient for the performance of his duties. Without limiting the generality of the foregoing, it is specifically agreed that Consultant shall determine his place of work, and Consultant shall not be required to spend time at other locations with such frequency or for such periods as would require, as a practical matter, Consultant to relocate his principal residence.

7.  Benefits. The Company agrees to provide Consultant with the following benefits:

A.  Benefits.Throughout the Term, any person who generally performs services for the Company for more than twenty (20) hours per week (exclusive of vacation, holiday, sick time and reasonable personal days) shall be entitled to participate in each “Benefit Plan” (as defined below) on terms and conditions no less favorable to Consultant than those that apply to any other officer or employee of the Company or any direct or indirect subsidiary thereof. To the extent permitted by applicable law and the terms of any such Benefit Plan, the Company shall cause any waiting or non-eligibility period to be waived so that Consultant may participate as soon as possible. For purposes hereof, “Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not the plan is subject to ERISA) maintained, sponsored or contributed to by the Company or any of its “Control Affiliates” (as defined in Section 16(B)(v) hereof), including any entity that would be considered an affiliate for purposes of any provision of ERISA. In addition, regardless of any health insurance or other Benefit Plan that the Company may offer, the Company shall offer Consultant, at no cost to Consultant, full participation for Consultant and his family in Blue Cross/Blue Shield Personal Choice - High Option with Drug Benefits; except, however, if such health insurance plan is no longer provided in the marketplace, the Company shall provide coverage for Consultant and his family under an alternate health insurance plan that is no less favorable to Consultant in any respect. To the extent that the terms of any Benefit Plan do not permit the Company to include any employees of Consultant to participate in the Benefit Plan, the Company will, to the extent practical, reimburse Consultant for the cost of providing such benefits in an amount not exceeding the amount which the Company would have paid if the employees of Consulant who would be covered by the Benefit Plan were covered.

B.  Automobile Allowance. Throughout the Term, the Company shall provide Consultant with an automobile allowance in the amount of $1,000 per month for leasing, insuring, maintaining and repairing an automobile of Consultant’s choice. In addition, the Consultant shall promptly reimburse Consultant for all fuel expenses incurred by him in the performance of his duties to the Company upon presentation of receipts or other documentation indicating the amount and business purposes of any such expenses.

8.  Reimbursement of Attorneys’ Fees and Costs. On the first Payment Date after the Effective Date, Consultant shall be entitled to reimbursement for all attorneys’ fees and costs incurred by Consultant in connection with negotiating and entering into this Agreement and related matters. .

9.  Development and Other Activity Expenses. The Company recognizes that Consultant will have to incur certain out-of-pocket expenses relating to his services and the Company’s business, and the Company agrees to promptly reimburse Consultant for all reasonable expenses incurred by him in the performance of his duties to the Company upon presentation of a voucher or documentation indicating the amount and business purposes of any such expenses in accordance with the Company’s expense reimbursement policies. These expenses include, but are not limited to, travel, meals, entertainment, etc.

10.  Indemnification; Advancement of Expenses.

A.  Indemnification. The Company agrees to indemnify, defend and hold harmless Consultant from any and all liabilities, obligations, judgments, awards, settlement payments, deficiencies, penalties, fines, costs, expenses (including, without limitation, attorneys’ and other professional fees and costs), losses and other damages of any kind resulting from any “Covered Claim” (as defined below), except to the extent expressly prohibited by applicable law. For purposes hereof, “Covered Claim” means any suit, arbitration, action, audit, hearing, proceeding, investigation or claim of any kind that may be asserted against or otherwise involve (whether by subpoena, as a witness or otherwise) Consultant relating in any way to Consultant’s services or activities for or Consultant’s duties (contractual, fiduciary or otherwise) to the Company or any shareholder thereof, to any direct or indirect subsidiary of the Company, to any Benefit Plan or participant thereof or to any other person or entity that Consultant may serve at the request of the Company.

B.  Advancement of Expenses. The Company agrees to advance all costs and expenses (including, without limitation, attorneys’ and other professional fees and costs) incurred by Consultant in connection with any Covered Claim, except to the extent (i) prohibited by applicable law or (ii) asserted as a direct claim by the Company based on conduct by Consultant described in Sections 14(C)(i)-(iv) of this Agreement. Without limiting the generality of the foregoing, if Consultant retains his own independent attorneys or other professionals in connection with any Covered Claim, the Company shall pay all attorneys’ and other professional fees and costs so incurred within thirty (30) days of a notice from Consultant informing the Company of such fees and costs. Without limiting the generality of the foregoing, the Company specifically agrees to advance all costs and expenses (including, without limitation, attorneys’ and other professional fees and costs) incurred by Consultant that would have been covered under a liability insurance policy maintained by the Company but for application of a deductible or other limit on the amount of coverage.

C.  Indemnification and Similar Agreements. During the Term, if the Company enters into any agreement with any of the Company’s directors or officers providing exculpation, indemnification, defense, hold harmless protection, advancement of expenses or any other similar rights or protections, the Company shall enter into a similar agreement providing Consultant with exculpation, indemnification, defense, hold harmless protection, advancement of expenses and all other rights and protections that are no less favorable to Consultant in any respect (such agreement with Consultant, an “Indemnification Agreement”).

D.  Cumulative Rights. All rights and protections provided to Consultant under this Section 11, any further agreement entered into pursuant to Section 11(D) hereof, under the articles/certificate of incorporation or bylaws of the Company, at law, in equity or otherwise shall be in addition to and cumulative with each other.

11.  Office and Support Staff. Throughout the Term, Consultant shall be entitled to an office of a size and with furnishings and other appointments, and to secretarial and other assistants, at least equal to those provided to any other management level employee of the Company.

12.  Termination.

A.  Grounds. The Term shall terminate in the event of the death of Katz. In addition, the Company shall have the right to terminate this Agreement only (i) in the case of Katz’ Disability, (ii) by Termination with Cause or (iii) Consultant may terminate this Agreement hereunder pursuant to a Voluntary Termination, a Voluntary Termination for Good Reason. For purposes of this Agreement, Disability, Voluntary Termination, Voluntary Termination for Good Reason, and Termination With Cause are defined in Section 13 of this Agreement.

B.  Notice of Termination. Any termination of the Term, other than upon death, shall be communicated by Notice of Termination. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon and the specific ground for termination; (ii) sets forth in reasonable detail the facts and circumstances claimed to provided as a basis for such termination; and (iii) the date of termination in accordance with (C) below. The failure of Consultant to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Consultant hereunder or preclude Consultant from asserting such fact or circumstance in enforcing his rights hereunder.

C.  Date of Termination. “Date of Termination” means the date on which this Agreement terminates pursuant to this Section 12, determined as follows:

(i)  This Agreement may be terminated by either Consultant or the Company in the event of Katz’ Disability. The Date of Termination shall be the date of such notice.

(ii)  If Consultant’s services are terminated by reason of Katz’ Death, the Date of Termination shall be the date of Katz’ death.

(iii)  If this Agreement is terminated by Consultant’s by reason of Voluntary Termination, the Date of Termination shall be thirty (30) days from the date of the Notice of Termination. In addition, if Consultant voluntarily refuses to provide substantially all of the services described in Section 3 hereof for a period of four (4) consecutive weeks, Consultant shall be deemed to have terminated this Agreement by Voluntary Termination, with the Date of Termination on the last day of such 4-week period. The Company may treat Consultant’s voluntary refusal to provide services for four consecutive weeks as grounds for Termination With Cause, by giving Consultant written notice of such grounds for termination, in which case Consultant shall have a period of thirty (30) days to cure such cause to the reasonable satisfaction of the Board, failing which this Agreement shall be deemed terminated at the end of the such 30-day period. Notwithstanding anything herein to the contrary, a voluntary refusal to provide services shall not include any time absent due to: (a) illness, injury or any other physical or mental inability of Katz or a member of Katz’ immediate family, provided such illness or injury is adequately substantiated at the reasonable request of the Company, (b) reasonable vacation or personal time taken without breach of this Agreement or (c) any absence from service with written consent of the Board.

(iv)  If this Agreement is terminated by reason of Voluntary Termination for Good Reason, the Date of Termination shall be the date of the Notice of Termination.

13.  Certain Definitions. For the purposes of this Agreement, the following terms shall have the following definitions:

A.  “Disability” means a physical or mental inability, confirmed by three (3) independent licensed physicians, to perform substantially all of the services described in Section 3 hereof that continues for a period of one hundred twenty (120) consecutive days.

B.  “Voluntary Termination” means Consultant’s voluntary termination of this Agreement hereunder for any reason, other than a Voluntary Termination With Good Reason.

C.  “Termination With Cause” means the termination of this Agreement by act of the Board at a duly convened meeting, at which Consultant shall be entitled to be present and shall have a reasonable opportunity to present information it believes should be considered by the Board, for any of the following reasons, if applicable:

(i)  Katz’ conviction of a crime involving some act of dishonesty or moral turpitude (specifically excepting simple misdemeanors not involving acts of dishonesty and all traffic violations other the vehicular homicide);

(ii)  Katz’ theft, embezzlement, misappropriation of or intentional and malicious infliction of damage to the Company’s property or business opportunity;

(iii)  Katz’ abuse of alcohol, drugs or other illegal or intoxicating substances as determined by an independent medical physician; or

(iv)  Consultant’s or Katz’ engaging in gross dereliction of duties, repeated refusal to perform reasonably assigned duties appropriate for Consultant’s position, or repeated violation of the Company’s reasonable written policies after written warning.

(v)  Consultant’s inability to provide the services of Katz other than as result of Katz’ death, Disability or Voluntary Termination for Good Reason or as provided in Section 12(C)(iii).

D.  “Voluntary Termination for Good Reason” means Consultant’s termination of this  Agreement after the occurrence of any of the following:

(i)  any failure of the Company to pay or provide Base Compensation, perquisites or compensation of any kind as and when due under this Agreement;

(ii)  a material reduction in any of the benefits or perquisites provided to Consultant without Consultant’s consent, even if consistent with a reduction in the same benefits and perquisites provided to all other officers of the Company;

(iii)  any imposition of a requirement on Consultant to perform services for a significant portion of his time at a location other than (a) within a twenty-mile commuting distance of Jenkintown, Pennsylvania, (b) New York City, New York or (c) a location agreed to in writing by Consultant;

(iv)  assigning to Consultant any duty that is illegal, unethical, demeaning or otherwise inappropriate for a person performing high level activities for the Company;

(v)  any breach of Section 10 hereof (including, without limitation, any failure to enter into an Indemnification Agreement as required by Section 11(D) hereof), any breach of an Indemnification Agreement or any amendment to the articles/certificate of incorporation or bylaws of the Company which amendment adversely affects any limitation on Consultant’s personal liability or Consultant’s rights to indemnification, advancement of expenses or any similar rights or protections;

(vi)  any material breach of this Agreement by the Company committed intentionally or knowingly;

(vii)  any other material breach by the Company of this Agreement that remains uncured for more than, or is repeated after, thirty (30) days following receipt of written notice thereof from Consultant

14.  Compensation Upon Termination - Obligations of the Company Upon Termination.

A.  Death, Disability or Voluntary Termination for Good Reason. If Consultant’s service with the Company terminates as a result of Katz’ death, Katz’ Disability or Voluntary Termination for Good Reason, the Company shall pay Consultant all of the following:

(i)  Within ninety (90) days following the Date of Termination, the Company shall pay Consultant cash compensation in a lump sum equal to the difference obtaining by taking (a) Consultant’s then-current annual Base Compensation and subtracting (b) the “Disability Proceeds” (as defined below) received from the end of the 120-day period referenced in Section 13(A) hereof through the date on which payment is due under this Section 15(A)(i), where “Disability Proceeds” means proceeds received by Consultant under any disability insurance policies paid for by the Company.

(ii)  On the first Payment Date on or after the Date of Termination, the Company shall pay Consultant’s full Base Compensation up to the Date of Termination at the rate in effect on the Date of Termination.

(iii)  Within ninety (90) days following the Date of Termination, the Company shall pay Consultant any compensation previously deferred by Consultant (together with any accrued interest thereon) and not yet paid by the Company.

(iv)  The Company shall pay Consultant all other benefits, compensation or amounts owing to, or earned or accrued by, or vested for the account of, Consultant under any policies, programs, arrangements of the Company or Benefit Plans, all in accordance with the applicable terms of such policies, programs, arrangements or Benefits Plans. Anything in this Agreement to the contrary notwithstanding, the benefits to be provided to Consultant’s family upon his death shall be no less favorable in any respect that such benefits to be provided by the Company to any other officer or employee under any policies, programs, arrangements or Benefit Plans.

B.  Termination With Cause or Voluntary Termination. If Consultant shall suffer a Termination With Cause or terminate his services hereunder by a Voluntary Termination, the Company shall pay or provide Consultant all other benefits and compensation earned or accrued through the Date of Termination. The Company shall pay the Base Compensation earned through the Date of Termination on the First Payment Date on or after the Date of Termination.

15.  Change in Control. [Deleted]

16.  No Mitigation; No Offset. In the event of any termination of Consultant’s services, Consultant shall be under no obligation to seek other work or otherwise mitigate damages or amounts payable to him hereunder, and there shall be no offset against amounts due under this Agreement (whether on account of any remuneration attributable to any subsequent employment that Consultant may obtain or otherwise), it being agreed that the Company’s obligation to make the payments pursuant to this Agreement and otherwise to perform its obligations hereunder shall not be subject to or affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or any other person or entity may have against Consultant or any third party. The Company agrees to pay, to fullest extent permitted by law, all attorneys’ fees and costs which Consultant may reasonably incur as a result of any contest by the Company or any third party of the validity or enforceability of, or any liability under, this Agreement (including as a result of any contest by Consultant regarding the amount of any payment due under this Agreement) provided Consultant prevails in the litigation.

17.  Notices. All notices required to be given under the Agreement shall be in writing, sent certified mail, return receipt requested, postage prepaid, to the following addresses:

A. If to Consultant, then to:

Alex Katz
P.O. Box 2127
Jenkintown, PA 19046
Tel: (215) 882-3400
Fax: 885-6281
Email: katza@comcast.net

with a copy to:

Curt Golkow, Esq.
Fox Rothschild, LLP
2000 Market Street, 10th Floor
Philadelphia, PA 19103
Tel: (215) 299-2747
Fax: (215) 299-2150
Email: cgolkow@foxrothschild.com

B. If to the Company, then to:

Jordan 1 Holdings Company
Attention: Robert P. Moyer
________________________
________________________

with a copy to:

Darrin M. Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, NY 10018
Tel: (212) 930-9700
Fax: (212) 930-9725
E-mail: dmocasio@srff.com

Each party may change its or his address for receipt of notices under this Agreement from time to time by giving written notice of such change in the manner provided above.

18.  Governing Law and Venue. The Agreement shall be governed by and construed in accordance with the laws of the State of New York. Venue for any action or suit brought hereunder or in connection herewith, or relating hereto, shall lie with the federal and state courts of competent jurisdiction located in New York County, New York.

19.  Waiver. A waiver of a party’s rights under this Agreement shall be effective only to the extent set forth in a written instrument executed by the waiving party. No waiver by a party of any misrepresentation or breach (whether intentional or not), in any one or more instances and for any period of time, shall be deemed or construed as a waiver of any prior or subsequent misrepresentation or breach of the same or any other provision. No course of dealing or forbearance, leniency, delay or other omission by a party to assert, exercise or enforce any right or remedy under this Agreement at any one or more times or for any periods of time shall impair or otherwise affect any such right or remedy or any other right or remedy, or be construed to be a waiver or acquiescence; nor shall any single or partial exercise of any right or remedy, or any abandonment or discontinuance of steps to enforce such a right or remedy, preclude any further exercise of the same or any other right or remedy, it being agreed that at all times each party shall have the right to insist upon and enforce strict compliance with each and every provision of this Agreement.

20.  Binding Effect and Assignment. Consultant acknowledges that his services are unique and personal. Accordingly, Consultant may not assign his duties or obligations under this Agreement. Consultant’s rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon Consultant’s their heirs, personal representatives and successors and assigns. The Agreement shall be binding upon the Company’s successors and/or assigns.

21.  Costs of Collection. If the Company fails to make any payment as and when due under this Agreement or fails to perform completely and timely any other obligation under this Agreement, the Company shall be liable, and shall reimburse Consultant upon receipt of written demand, for any and all costs and expenses (including reasonable attorneys’ fees and costs) incurred by Consultant in collecting amounts due or otherwise incurred in enforcing Consultant’s rights under this Agreement.

22.  Entire Understanding; Amendment. The Agreement contains the entire understanding of the parties and supersedes any and all previous agreements between the parties. This Agreement may be amended or modified only by written agreement of both parties.

23.  Construction. The terms “hereof,” “hereby,” “hereto” and “hereunder” mean, respective, of, by, to and under this Agreement as a whole, and not merely to the provision in which such term is used. The term “or” shall be construed to be inclusive and have the meaning of “and/or”. The masculine form, wherever used herein, shall be construed to include the feminine and the neuter, and vice versa, where appropriate. The singular form, wherever used herein, shall be construed to include the plural, and vice versa, where appropriate. The definitions in this Agreement shall apply equally to both the singular and plural of the terms defined. The term “include” (and correlative terms, such as “includes” and “including”) shall not be construed as a term of limitation in any context but shall be construed as if followed by the words “without limitation.” All references herein to a particular statute, code, regulation or other provision of applicable law shall include references to all amendments thereto and legally-binding interpretations thereof and, in the case of the repeal thereof, shall include any successor thereto enacted, promulgated or issued in replacement thereof. The captions used in this Agreement are for the convenience of reference only; they form no part of this Agreement and shall not limit or otherwise affect the interpretation of any provision herein. The parties hereto and their respective counsel participated jointly in the preparation of this Agreement, and each party has had the opportunity to review, comment upon and redraft this Agreement; accordingly, no rule of construction shall apply against or in favor of either party based on the role of such party or his or its counsel in the drafting thereof.

25. Counting Days; Timing. In computing the number of days for purposes hereof, all days shall be counted, including Saturdays, Sundays and legal holidays in the State of New York; provided, however, that if the final day of any time period falls on a Saturday, Sunday or legal holiday, the final day shall be deemed to be the next day that is not a Saturday, Sunday or legal holiday. Time is of the essence of every provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

CONSULTANT:
/s/ Alex Katz
ALEX KATZ

COMPANY:     JORDAN 1 HOLDINGS COMPANY
a Delaware corporation

By: /s/ Robert P. Moyer
Name: Robert P. Moyer
Title: CEO